Exhibit 99.1

Hans E. Bishop to Join Agilent’s Board of Directors

CEO of Juno Therapeutics brings deep knowledge of the biopharma industry

SANTA CLARA, Calif., July 18, 2017 – Agilent Technologies, Inc. (NYSE: A) today announced that Hans E. Bishop, CEO of Juno Therapeutics, has been elected to its board of directors.

Bishop co-founded Juno Therapeutics, a Seattle-based biopharmaceutical company, in 2013. As president and CEO, Bishop leads Juno as it develops cellular immunotherapies used in cancer treatment.

Under his leadership, the company went public in 2014 and has since entered into a number of collaborations, delivering on key advances in cellular immunotherapies for cancer treatment.

“Hans is an accomplished leader and extremely skilled at crafting strategic vision, building teams and new businesses,” said Mike McMullen, Agilent’s president and CEO. “He is well-known as a change agent, who knows how to make things happen. His strong experience, and expertise, especially in cancer immunotherapies and the broader bio-pharmaceutical markets, will be extremely valuable as Agilent continues to grow globally.”

“Hans is an outstanding addition to our board,” said Koh Boon Hwee, Agilent chairman.  His talent, background and thoughtful personal style are very well suited to our company. He understands the needs of our customers, and will provide an important perspective with new insights into our markets. I am pleased to welcome him to the board.”

Bishop has held a range of executive positions in the pharmaceutical industry, including as COO at Dendreon, which launched the first cellular immunotherapy for prostate cancer.  Before that, he was president of Specialty Medicine at Bayer Healthcare. He also served as the global commercial head for Chiron Corp.

Bishop previously served on the board of Avanir Pharmaceuticals. He graduated from Brunel University, U.K. with a BS in Chemistry.

“I have long admired Agilent’s scientific solutions, as well as its strong customer focus and stellar reputation for integrity. I have tremendous respect for Mike, Boon Hwee and the other board members, and I am eager to begin working with them at this exciting time in the company’s growth.” Bishop said.

About Agilent Technologies

Agilent Technologies Inc. (NYSE: A) is a global leader in life sciences, diagnostics and applied chemical markets. With more than 50 years of insight and innovation, Agilent instruments, software, services, solutions, and people provide trusted answers to its customers’ most challenging questions. The company generated revenues of $4.20 billion in fiscal 2016 and employs about 13,000 people worldwide. Information about Agilent is available at www.agilent.com.

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Contact:

Stefanie Notaney
Agilent Technologies
+1 408-345-8955
+1 408 508-9369 - mobile
Stefanie.notaney@agilent.com